Exhibit 3.1

AMENDMENT NO. 1 TO THE
BYLAWS OF

RACKWISE, INC.

The Bylaws (the “Bylaws”) of Rackwise, Inc., a Nevada corporation (the “Corporation”), are hereby amended as follows:

Section 3.3 of the Bylaws is hereby amended and restated in its entirety as follows:

“Section 3.3 VACANCIES – A vacancy or vacancies in the Board of Directors shall be deemed to exist in case of the death, resignation or removal of any directors, or if the authorized number of directors be increased, or if the stockholders fail at any annual or special meeting of stockholders at which any director or directors are elected to elect the full authorized number of directors to be voted for at that meeting. Vacancies in the Board of Directors, including those caused by an increase in the number of directors, may be filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, and each director so elected shall hold office until his successor is elected at an annual or a special meeting of the stockholders.

The stockholders may elect a director or directors at any time to fill any vacancy or vacancies not filled by the directors at a meeting called expressly for that purpose. If the Board of Directors accepts the resignation of a director tendered to take effect at a future time, the Board or the stockholders shall have the power to elect a successor to take office when the resignation is to become effective.

No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

A director may be removed for gross negligence, violation of local, state or federal laws, gross misconduct, or failure to meet the fiduciary obligations of directors at any time by a majority of the vote of the Board, provided that such action of the entire Board of Directors is taken at a meeting called expressly for that purpose or by a written consent filed with the secretary or, in his absence, with any other officer.”

Approved by the Board of Directors of the Corporation on May 2, 2017 and effective as of February 2, 2017.